Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Aug. 1, 2012

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Record Quarterly Financial Results, Increases 2012 Distributable Cash Flow Guidance

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record operating profit of $167.3 million for second quarter 2012 compared to $128.7 million for second quarter 2011, and net income was a record $137.8 million for second quarter 2012 compared to $103 million for second quarter 2011.
Diluted net income per limited partner unit was also a quarterly record of $1.22 in second quarter 2012 versus 91 cents in the corresponding 2011 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.01 for second quarter 2012, exceeding the 83-cent guidance provided by management in early May by 22% due to improved gasoline and crude oil transportation volumes and higher commodity sales.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased 14% to a quarterly record of $134 million for second quarter 2012 compared to $117.6 million during second quarter 2011.
“We are pleased to report record quarterly results for Magellan for the second quarter of 2012, driven by improved results from each of our operating segments due to increased demand and higher rates for our services and additional profits from our commodity-related activities,” said Michael Mears, chief executive officer. “Magellan remains on track for a record year in 2012 due to our business model of providing essential transportation and storage services for refined petroleum products and crude oil. Our stable base operations, significant growth projects and disciplined management philosophy give us confidence in Magellan's future.”
An analysis by segment comparing second quarter 2012 to second quarter 2011 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

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Exhibit 99.1

Page 2/5 Magellan Midstream Announces Record Quarterly Financial Results, Increases 2012 Distributable Cash Flow Guidance

Petroleum pipeline system. Pipeline operating margin was $176.3 million, an increase of $29.9 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to 10% more volume transported, driven primarily by increased gasoline and crude oil shipments, and a higher average tariff that resulted in part from the partnership's mid-2011 tariff increase. Revenues also benefited from higher demand for leased pipeline capacity, storage leases and additive services. Operating expenses increased between periods primarily due to lower product overages (which reduce operating expenses) and higher asset integrity costs in the current period, partially offset by expenses in the 2011 period that did not recur in the current year for the impairment of a system terminal we closed and an accrual for potential air emission fees.
Product margin (defined as product sales revenues less product purchases) increased $16.9 million between periods, including an $11.5 million favorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to higher petroleum products blending profits as a result of selling more product in the second quarter of 2012.
Petroleum terminals. Terminals operating margin was $42.7 million, an increase of $7.3 million. Revenues in the current period benefited primarily from recently-constructed crude oil storage in Cushing, Oklahoma and new refined products tanks and higher rates at the partnership's marine terminals. Operating expenses decreased due to an accrual in the 2011 period for potential air emission fees partially offset by higher asset integrity costs in the current period. Product margin declined due to the sale of less product overages at lower prices in the current period.
Ammonia pipeline system. Ammonia operating margin was $4.5 million, an increase of $2.5 million. Revenues increased due to slightly more volume transported at a higher average tariff during the 2012 period, and expenses decreased because of lower asset integrity costs now that the pipeline's hydrostatic testing procedures are complete.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and net interest expense increased in the current quarter as a result of additional borrowings over the last year to fund capital spending. As of June 30, 2012, the partnership had $2.1 billion of debt outstanding and more than $230 million of cash on hand.

Expansion capital spending expectations
Management continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership plans to spend approximately $500 million during 2012 with an additional $200 million of spending in 2013 to complete these projects.
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Exhibit 99.1

Page 3/5 Magellan Midstream Announces Record Quarterly Financial Results, Increases 2012 Distributable Cash Flow Guidance

The partnership is making substantial progress on its tank construction projects and expects to complete 1.5 million barrels of new refined products storage, primarily at its Galena Park, Texas marine terminal, by the end of 2012, with another 0.6 million barrels expected to come online during early 2013. Further, Magellan's Crane-to-Houston crude project is still expected to begin transporting crude oil at partial capacity by early 2013, ramping to its full 225,000 barrel-per-day capacity by mid-2013. The Double Eagle joint venture is also proceeding and expected to be partially operational in early 2013, with full operation in mid-2013.
The partnership continues to evaluate more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates. In addition, management and Occidental Petroleum continue to jointly assess the potential BridgeTex pipeline, which also has been excluded from the spending estimates.

Financial guidance for 2012
Management is raising its 2012 DCF guidance by $30 million to approximately $520 million and recently announced its intention to increase annual distributions by 18% for 2012, or double its previous 9% growth target, with the goal of raising distributions an additional 10% for 2013. Net income per limited partner unit is estimated to be $3.90 for 2012, with third-quarter guidance of 76 cents. Guidance excludes future NYMEX MTM adjustments on the partnership's commodity-related activities.

Earnings call details
An analyst call with management regarding second-quarter results and outlook for the remainder of 2012 is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 946-0720 and provide code 7860410. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on
Aug. 7. To access the replay, dial (888) 203-1112 and provide code 7860410. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

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Exhibit 99.1

Page 4/5 Magellan Midstream Announces Record Quarterly Financial Results, Increases 2012 Distributable Cash Flow Guidance

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates imposed by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services;

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Exhibit 99.1

Page 5/5 Magellan Midstream Announces Record Quarterly Financial Results, Increases 2012 Distributable Cash Flow Guidance

(5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and subsequent reports on Forms 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Transportation and terminals revenues	$223,192	$248,761	$428,600	$466,315
Product sales revenues	159,943	200,568	397,239	476,298
Affiliate management fee revenue	192	198	385	397
Total revenues	383,327	449,527	826,224	943,010
Costs and expenses:
Operating	81,323	82,326	143,684	150,778
Product purchases	118,836	144,498	330,066	393,110
Depreciation and amortization	30,664	31,486	60,027	62,996
General and administrative	25,281	25,414	49,871	49,158
Total costs and expenses	256,104	283,724	583,648	656,042
Equity earnings	1,443	1,478	2,810	3,126
Operating profit	128,666	167,281	245,386	290,094
Interest expense	25,988	29,118	52,474	58,241
Interest income	(1)	(29)	(11)	(64)
Interest capitalized	(1,190)	(1,028)	(1,861)	(1,892)
Debt placement fee amortization expense	385	518	770	1,037
Income before provision for income taxes	103,484	138,702	194,014	232,772
Provision for income taxes	485	881	950	1,427
Net income	$102,999	$137,821	$193,064	$231,345

Allocation of net income (loss):
Non-controlling owners' interest	$—	$—	$(63)	$—
Limited partners' interest	102,999	137,821	193,127	231,345
Net income	$102,999	$137,821	$193,064	$231,345

Basic and diluted net income per limited partner unit	$0.91	$1.22	$1.71	$2.04

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	112,847	113,214	112,804	113,153

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.097	$1.126	$1.071	$1.094

Volume shipped (million barrels):
Refined products:
Gasoline	52.3	56.1	104.7	102.0
Distillates	32.9	33.6	62.5	63.4
Aviation fuel	7.7	5.2	12.8	10.8
Liquefied petroleum gases	2.2	3.7	3.1	4.7
Crude oil	10.2	17.2	17.2	32.1
Total volume shipped	105.3	115.8	200.3	213.0

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	31.1	34.8	30.5	34.8
Inland terminal throughput (million barrels)	29.3	29.9	56.9	58.0

Ammonia pipeline system:
Volume shipped (thousand tons)	191	193	412	382

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Petroleum pipeline system:
Transportation and terminals revenues	$161,168	$178,757	$305,230	$327,487
Less: Operating expenses	51,737	56,377	89,447	102,931
Transportation and terminals margin	109,431	122,380	215,783	224,556

Product sales revenues	152,891	193,040	379,879	459,297
Less: Product purchases	117,540	140,810	326,013	385,691
Product margin	35,351	52,230	53,866	73,606
Add: Affiliate management fee revenue	192	198	385	397
Equity earnings	1,443	1,494	2,810	3,163
Operating margin	$146,417	$176,302	$272,844	$301,722

Petroleum terminals:
Transportation and terminals revenues	$56,969	$64,053	$112,190	$127,233
Less: Operating expenses	26,627	24,440	48,623	44,622
Transportation and terminals margin	30,342	39,613	63,567	82,611

Product sales revenues	7,140	7,699	17,558	17,464
Less: Product purchases	2,084	4,567	5,858	9,295
Product margin	5,056	3,132	11,700	8,169
Equity earnings	—	(16)	—	(37)
Operating margin	$35,398	$42,729	$75,267	$90,743

Ammonia pipeline system:
Transportation and terminals revenues	$5,755	$6,659	$12,787	$13,008
Less: Operating expenses	3,726	2,179	7,057	4,629
Operating margin	$2,029	$4,480	$5,730	$8,379

Segment operating margin	$183,844	$223,511	$353,841	$400,844
Add: Allocated corporate depreciation costs	767	670	1,443	1,404
Total operating margin	184,611	224,181	355,284	402,248
Less:
Depreciation and amortization expense	30,664	31,486	60,027	62,996
General and administrative expense	25,281	25,414	49,871	49,158
Total operating profit	$128,666	$167,281	$245,386	$290,094

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURE
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2012
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$137,821	$1.22
Deduct: Unrealized derivative gains associated with future physical product transactions	(27,511)	(0.24)
Add: Lower-of-cost-or-market inventory adjustments	4,106	0.03
Excluding commodity-related adjustments	$114,416	$1.01

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	113,214

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2012
	2011	2012	2011	2012	Guidance

Net income	$102,999	$137,821	$193,064	$231,345	$441,000
Interest expense, net	24,797	28,061	50,602	56,285	110,000
Depreciation and amortization (1)	31,049	32,004	60,797	64,033	130,000
Equity-based incentive compensation (2)	5,260	4,165	1,600	(5,991)	4,000
Asset retirements and impairments	5,276	1,952	7,106	7,359	10,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	(226)	(27,511)	8,765	(17,908)
Derivative losses recognized in previous periods associated with product sales completed in the period (4)	(17,381)	(10,886)	(12,007)	(4,164)
Lower-of-cost-or-market adjustments	—	4,106	—	3,089
Houston-to-El Paso cost of sales adjustments(5)	1,929	7,082	(3,915)	8,121
Total commodity-related adjustments	(15,678)	(27,209)	(7,157)	(10,862)	—
Other	(601)	9	(739)	529	—
Adjusted EBITDA	153,102	176,803	305,273	342,698	695,000

Interest expense, net	(24,797)	(28,061)	(50,602)	(56,285)	(110,000)
Maintenance capital	(10,720)	(14,752)	(19,370)	(26,710)	(65,000)
Distributable cash flow	$117,585	$133,990	$235,301	$259,703	$520,000

Distributable cash flow per limited partner unit	$1.04	$1.18	$2.09	$2.30	$4.60

Weighted average number of limited partner units paid distributions	112,737	113,100	112,737	113,100	113,100

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2011 and 2012 was $9.0 million and $7.0 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2011 and 2012 of $7.4 million and $13.0 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations.